UNITED STATES
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401 N. Cattlemen Rd., Suite 200, Sarasota, FL

Letter to Shareholders of Trump Media & Technology Group

Dear Fellow Shareholders,

I wanted to use this occasion, having just celebrated Trump Media’s one-year anniversary as a public company, to discuss with you the activities and future plans of our company, and address some questions we’ve received from shareholders who registered for our 2025 annual meeting as well as questions we’ve seen on Truth Social shareholder groups.

It is an immense point of pride at Trump Media & Technology Group (Nasdaq and New York Stock Exchange Texas: DJT) that our shareholder base overwhelmingly comprises retail investors who are investing their own savings to help further this company’s mission. Despite the legacy media’s customary blizzard of fake news, undisguised propaganda, and manufactured hysteria about both our company and President Trump, we enjoy the steadfast support of approximately 600,000 patriotic investors who believe in free speech and other America-First principles. We know you want to see both this company and this country succeed, and we work every day to realize those goals. It is an honor to receive your continued support for our efforts.

In this letter, I’d like to briefly discuss Trump Media’s main products and services, then explore our near-future plans, including the key role that prospective mergers and acquisitions play in our strategy. I’ll describe how we built up this company from nothing and ended up, as of the end of 2024, with $777 million in cash reserves. We believe that this war chest, combined with our low operating costs, low cash burn rate, and our affiliation with one of the most preeminent brands in the entire globe, opens up numerous avenues for the company’s further expansion.

Truth Social

Trump Media started from scratch intending to open up the Internet and give the American people their voices back. At the time, with no accountability, unknown censors were squelching social media posts that contradicted the consensus of the corporate media—which, as always, was dutifully acting as a robotic mouthpiece for leftwing disinformation. This had already been going on, through shadow bans and other less overt forms of on-line policing, for some time. But Big Tech eventually lost all restraint, ruthlessly banning dissidents’ accounts for expressing any thought that fell within a rapidly expanding set of unauthorized and unutterable viewpoints. The victims, of course, included the then-sitting President of the United States, Donald Trump.

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This was a crucial issue to me personally, as Big Tech fiercely suppressed my social media accounts when I was serving in Congress. I was concerned with how patriots could rally Americans to our side and expand our movement if we couldn’t even get our message out. So when Donald Trump asked me to help build a company to break the Big Tech monopoly, I quickly accepted. As I’ve often said, President Trump didn’t need a new company and I didn’t need a new job, but the American people needed their voices back so we set out to establish a unique company that was created out of necessity and with a higher purpose.

After assembling an excellent team of programmers who are passionate about free expression, Trump Media developed and launched the Truth Social platform, restoring free speech to millions of Americans who’d been suffocated by Big Tech. Anchored by Donald Trump’s restored social media account, Truth Social was stood up as we’d envisioned it—a free-speech haven where everyone, regardless of their political viewpoint, could speak their mind without some faceless tech bureaucrat judging the acceptability of their speech. Since we were all familiar with the lessons of Parler, a social media site that was essentially nuked off the Internet by an alliance of Big Tech firms, we largely bypassed Big Tech and instead partnered with mission-aligned firms like Rumble to develop our digital infrastructure.

Improving and expanding Truth Social is a constant focus. Since its initial launch on iOS, we’ve released an Android app, released a web version, enabled access to the platform in most countries, added additional layers of security, connected the platform to our Truth+ streaming service, and added features such as direct messaging, a “for you” feed, a discover tab to find trending content, and a carousel to recommend other accounts. We’re particularly enthusiastic about the future growth of our Groups feature, which benefits from the platform’s family-friendly atmosphere and our robust policy against fake accounts, bots, and spam.

In the near future, we plan to offer premium features on the Truth Social platform to subscribers of our Truth+ streaming service—we anticipate that all subscribers will automatically become verified Truth Social users with a red check badge and a Truth+ badge. Here’s a glimpse of how we envision those accounts:

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We’re also planning other premium features such as an edit button, scheduled Truths, save drafts, expanded character counts, and the ability to upload longer videos, which would be available to Truth+ subscribers. We plan to beta test these features and roll them out, along with additional enhancements, once they are finalized.

Truth+

Social media users were not the only casualties of the woke crackdown on free speech—dissident TV programming and news broadcasts were being suppressed by entertainment conglomerates and cable providers. Thus, after reopening the Internet to free speech, we decided to create a TV streaming service to give Americans an alternative to woke Hollywood entertainment and biased news broadcasts, and to provide a safe home for content and newscasters that had been cancelled, were at risk of cancellation, or were being kept off the air for having the wrong perspectives.

As with Truth Social, we wanted to make our service uncancellable, so we built up our own infrastructure, known as a content delivery network, with our own servers, routers, software stack, and multiple data centers across the country.

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Since the launch of Truth+ on iOS, we’ve steadily added both on-demand content and live 24-hour news streams. Viewers can now watch broadcasters like Newsmax, One America News, RSBN, Real America’s Voice, and Salem News without paying corporate cable companies that are hostile to America-First principles and have repeatedly cancelled patriotic broadcasters in the past.  We’ve also expanded access to Truth+ by releasing an Android app, a web version, connected TV apps, and most recently, releasing iOS, Android, and connect TV apps in Canada and Mexico.

Looking ahead, we’re assessing various means of monetizing the Truth+ platform, including through advertising and a subscription package with premium content. Meanwhile, we are continuing our efforts to secure new programming encompassing family-friendly entertainment, documentaries, children’s shows, Christian content, and unbiased news broadcasts.

Additionally, as part of a rewards program, we’re exploring the introduction of a utility token within a Truth digital wallet that can initially be used to pay for Truth+ subscription costs, and later be applied to other products and services in the Truth ecosphere.

Truth.Fi

Truth.Fi is our newest brand, incorporating financial services and financial technology. By expanding into this realm, we aim to serve millions of investors in America and around the world who believe in the greatness of the American economy and want to invest in superior companies while avoiding the giant, woke investment funds and politically motivated debanking problems.

The first two Truth.Fi products, whose launch is planned to be completed this year, are slates of customized separately managed accounts (SMAs) and customized exchange-traded funds (ETFs). Both products will have an America-First theme, focusing on a diverse set of companies across multiple industries, with the ETFs offering both cryptocurrencies and traditional equities.

To launch our financial products, Trump Media partnered with top-quality companies that have great synergy with our business and vision. We’ve joined with Index Technologies Group and Yorkville America Equities to develop the SMAs, and with Crypto.com and Yorkville America Digital to develop the ETFs.

Trump Media is planning to invest, alongside you, in these products via its own cash reserves.

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Trump Media’s overall financial services and FinTech strategy includes the investment of up to $250 million of the company’s cash reserves, including investments in Bitcoin and similar cryptocurrencies or crypto-related securities, to be custodied by Charles Schwab.

Looking Forward

While continuing to develop, refine, and expand our existing products and services, Trump Media is looking to further diversify into new sectors. A key part of our strategy is to form partnerships with great companies that align with our mission, and to expand into new realms through mergers and acquisitions. We are strongly focusing on potential M&A opportunities with top-quality companies, and through ongoing discussions with multiple companies, we hope to find crown jewel assets in the near future. Ultimately, we envision Trump Media evolving into a larger holding company for numerous great assets, compatible with America-First principles, spanning across multiple key sectors of the economy.

One issue we’ve learned a lot about since Trump Media went public is the pervasiveness of naked short selling on stock exchanges. We’ve seen abnormal trading activity surrounding our stock virtually since it debuted on the Nasdaq. In fact, Trump Media spent more than two consecutive months on the Nasdaq Reg SHO Threshold list, which identifies stocks with unusually high rates of failures to deliver—widely regarded as a sign of possible naked short selling or other manipulations.

We take naked short selling seriously and fight it every day, including through direct contact with numerous authorities, stock exchanges, and Members of Congress. We will not stop exposing this pernicious practice and demanding firm action to stamp it out. Rest assured, as I recently stated in a memo to the U.S. Securities and Exchange Commission, we won’t accept stock exchanges being run like third world casinos, and we will take every possible action to track down market manipulators and hold them accountable civilly and/or criminally, no matter how long it takes.

We’re also taking strong action against fake news outlets that defame our company. These publications’ core business is to promote narratives designed to harm America-First supporters and enterprises, and in fulfilling that function, they spread actionable falsehoods without the slightest concern for truth, facts, or fairness—inflicting harm on their designated target is the sole consideration. Consequently, we now have active litigation against approximately two dozen publications and media organizations that published false information about Trump Media, and so long as this company exists, we will continue fighting to impose responsibility and accountability on these propagandists and smear merchants.

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Trump Media unceasingly seeks to deliver great value to our investors. Since the company went public just last year, we’ve been listed on the Nasdaq and the New York Stock Exchange in Texas, been added to the Russell 1000 and Russell 3000 indexes, and amassed $777 million in cash as of the end of last year—while maintaining low operating costs. We believe the company’s financial condition is strong, and we have a clear path to increasing revenues through monetizing our existing assets, the launch of our financial products, and through mergers and acquisitions.

Keep in mind, having gone public about a year ago, we’re still in a nascent stage of growth. Hostile legacy media outlets often unfavorably compare our results to tech corporations and other firms that took many years, sometimes more than a decade, and often having spent billions of dollars, before turning a profit—especially when we spent a fraction of what they did, in a much shorter timespan, to build our core infrastructure. At this early stage, we’re concentrating on developing infrastructure that can later be profitably monetized. We went about this task strategically, creating our own digital architecture and partnering with like-minded firms to build a closed loop system that avoids relying on Big Tech to the maximum extent possible and can be operated efficiently with low operating costs. And now, as we develop and monetize our core products, we’re looking diligently to supplement them by acquiring crown jewel assets through mergers and acquisitions.

The companies we aim to acquire are those that would benefit from three assets offered by Trump Media: one of the world’s most iconic brand names, exposure on an international social media platform, and exposure on a high-speed TV streaming platform operated by our own content delivery network. Many ventures would clearly benefit from these possibilities, which was the rationale for launching Truth.Fi. We continue to hunt for top quality assets that could similarly benefit from these synergies.

We are also excited by our plans, subject to shareholders’ approval, to reincorporate Trump Media in Florida. Having provided an excellent physical home for our company, the state embraces pro-business, pro-freedom policies that act like a magnet for both small and big businesses. We’re happy to be part of a growing wave of companies permanently moving to states that value the free market and uphold rule of law.

We want to continue expanding the options for patriotic Americans to engage with social media platforms, entertainment, news broadcasts, and financial services, among other realms, without being suppressed and censored, having their values violated, or being put at risk of cancellation. There has never been another company like this—a company born out of necessity, designed to restore and protect freedom of expression and advance an America-First agenda. It could only be done with committed, patriotic team members, with President Trump’s unique vision and classic brand, and with you—a legion of retail shareholders who passionately support this mission. It is in pursuit of this shared purpose that we thank you for your strong support and look forward to future expansion.

Sincerely,

/s/ Devin Nunes
CEO and Chairman, Trump Media & Technology Group

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